UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10 /A

(Amendment No. 4)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

ELANDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0861848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1500 Cordova Road

Suite 312

Fort Lauderdale, FL 33316

(954) 728-9090

(Address and telephone number of registrant’s principal executive offices)

Harley L. Rollins

Chief Financial Officer

Elandia, Inc.

1500 Cordova Road

Suite 312

Fort Lauderdale, FL 33316

(954) 728-9090

(Name, address, and telephone number of agent for service)

Copies To:

Seth P. Joseph, Esq.

Linda C. Frazier, Esq.

Carlton Fields, P.A.

4000 International Place

100 S.E. Second Street

Miami, FL 33131-9101

(305) 530.0050

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $.00001 per share

EXPLANATORY NOTE

The sole purpose of this Amendment is to re-file Exhibits 10.2 and 10.21 with notations indicating the portions that have been redacted pursuant to a request for confidential treatment to the U.S. Securities and Exchange Commission under Rule 406 under the Securities Act of 1933, as amended.

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ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	The financial statements required to be included in this Registration Statement appear at the end of the Registration Statement beginning on page F-1.

(b)

Exhibit Index

Exhibit No.	Document

2.1	Order Confirming Joint Plan of Reorganization and Granting Debtors’ Motion to Substantively Consolidate Bankruptcy Cases, In the United States Bankruptcy Court for the Western District of Arkansas Fayetteville Division, dated as of September 14, 2004. (1)

2.2	Amended and Restated Agreement and Plan of Merger among eLandia Solutions, Inc., Elandia AST Acquisition, Inc., W&R South Pacific L.P., Stanford International Bank Ltd., AST Telecom L.L.C., dated as of August 15, 2005. (1)

2.3	Amended and Restated Arrangement Agreement between eLandia Solutions, Inc., eLandia South Pacific Holdings, Inc., Elandia Datec Acquisition Ltd., Datec Group Ltd., Datec Pacific Holdings, Ltd., Stanford International Bank Ltd., Michael Ah Koy, James Ah Koy, Krishna Sami, Kelton Investments Limited, Sami Holdings Ltd., Sydney Donald (Trip) Camper III, Eddie Crowston and Harley L. Rollins, dated as of August 8, 2005. (1)

2.4	Agreement and Plan of Merger by and among Centra Industries, Inc., Centra Acquisition, Inc., eLandia Solutions Incorporated, Stanford Venture Capital Holdings, Inc., and the stockholders of eLandia Solutions Incorporated, dated as of May 20, 2004. (2)

3.1	Certificate of Incorporation of the Company. (1)

3.2	Bylaws of the Company. (1)

3.3	Amended and Restated Bylaws Adopted January 16, 2007 (5)

4.1	Co-Sale and First Refusal Agreement by and between Stanford International Bank and W&R South Pacific, L.P., dated January 31, 2006. (1)

4.2	Security Agreement by and among the Company (formerly known as Centra Industries Inc.), Midwest Cable Communications of Arkansas, Inc., and Stanford Venture Capital Holdings, Inc., dated as of October 25, 2004. (1)

4.3	Satisfaction and Release of Promissory Notes and Security Interests by Stanford International Bank, Ltd., dated as of January 30, 2006. (1)

9.1	Memorandum of Agreement between Stanford International Bank Ltd. and Kelton Investments, Ltd., dated December 8, 2005. (2)

10.1	Agreement between Blue Sky Communications and the Government of Samoa, dated as of February 17, 2005 (E-Rate Contract). (1)

10.2	Customer Solutions Agreement between Datec Fiji Limited and IBM Global Services Australia Limited, dated as of January 3, 2001. (3)

10.3	Employment Agreement between Elandia Solutions Incorporated and Sydney D. “Trip” Camper, dated September 19, 2003. (1)

10.4	Executive Employment Agreement between the Company and Sydney D. Camper III, dated April 11, 2004. (1)

10.5	Form of Stock Purchase Agreement, between the Company and Sydney D. Camper III, dated as of May 20, 2004. (1)

2

Exhibit No.	Document

10.6	Renewal Revolver Note between the Company (formerly known as Centra Industries, Inc.), Midwest Cable and Communications of Arkansas and Stanford Venture Capital Holdings Inc., dated as of November 24, 2004. (1)

10.7	First Amendment to Loan and Security Agreement between the Company and Stanford Venture Capital Holdings., dated as November 24, 2004. (1)

10.8	Secured Revolver Note between the Company (formerly known as Centra Industries, Inc.), Midwest Cable and Communications of Arkansas and Stanford Venture Capital Holdings Inc., dated as of October 25, 2004. (1)

10.9	Secured Revolver Note between the Company (formerly known as Centra Industries, Inc.) and Stanford Venture Capital Holdings Inc., dated as of December 31, 2004. (1)

10.10	Post Petition Loan and Security Agreement between the Company and Stanford Venture Capital Holdings, dated as of September 15, 2003. (1)

10.11	Security Agreement by and among the Company (formerly known as Centra Industries Inc.), Midwest Cable Communications of Arkansas, Inc., and Stanford Venture Capital Holdings, Inc., dated as of October 25, 2004. (1)

10.12	Form of Indemnification Agreement (1)

10.13	Form of Lock-Up Agreement (1)

10.14	Employment Agreement between the Company and Harley L. Rollins, dated as of July 1, 2005. (1)

10.15	Stock Subscription Agreement between the Company and Sydney D. Camper, dated as of July 29, 2005.(1)

10.16	Stock Purchase Agreement between the Company and Harley L Rollins, dated as of July 29, 2005. (1)

10.17	Stock Subscription Agreement between the Company and Harley L. Rollins, dated as of July 29, 2005. (1)

10.18	IBM Business Partner Agreement between IBM New Zealand Limited and Datec (Fiji) Ltd., dated as of September 12, 2002. (1)

10.19	Distributor Agreement between Canon Australia Pty Limited and Datec (PNG) LTD, dated as of June 26, 2003. (1)

10.20	Contract between Sagric International Pty. Ltd and Datec (PNG) Ltd. in relation to PNG Education Capacity Building Program, dated as of April 22, 2005. (1)

10.21	Network Outsourcing Agreement by Bank of South Pacific Limited and Datec PNG Limited, dated as of May 2004. (3)

10.22	Master Operating Lease between Datec (PNG) Limited and Bank of South Pacific Limited, dated as of November 20, 2004. (1)

10.23	Lease Agreement by and between the Company and Southern Centers Associates I, LLP, dated January 30, 2004 (relating to property at 1500 Cordova Road in Ft. Lauderdale, FL), and First Addendum to Lease dated, May 27, 2006. (2)

10.24	Lease Agreement by and between Kelton Investments Limited and Datec Fiji Ltd., dated, April 1, 2005 (relating to property at 68 Gordon Street in Suva, Fiji). (1)

10.25	Lease Agreement by and between Kelton Investments Limited and Network Services Ltd. , dated April 1, 2005 (relating to property at 63 Albert Street in Auckland, New Zealand). (1)

10.26	Lease Agreement by and between Jewel Properties Limited, Datec Investments Ltd. and Datec Group Ltd., dated October 13, 2004 (relating to property at 63 Albert Street in Auckland, New Zealand). (1)

3

Exhibit No.	Document

10.27	Lease Agreement by and between Monier PNG Limited and the Independent State of Papua New Guinea, dated September 10, 2003 (relating to property at Allotment 32 Section 38 in Hohola, N.C.D in Papua New Guinea). (1)

10.28	Lease Agreement by and between Centrepoint Limited and Datec Solomon Islands Limited, dated December 1, 2004 (relating to property at 611 Mendana Avenue in Honiara, Solomon Islands). (1)

10.29	Lease Agreement by and between Datec Samoa Limited and Justin Parker Trading as J Parker Investment, dated March 22, 2004 (relating to property at in the Parker Building in Apia, Samoa). (1)

10.30	Constitution of Datec (PNG) Limited (relating to the Datec PNG Pty Joint Venture). (1)

10.31	Stockholders’ Agreement for Datec PNG Pty Limited between Steamships Pty Limited and Kelton Investments Limited (relating to the Datec PNG Pty Joint Venture). (1)

10.32	License Agreement between Tower Top Investments, Inc. and the Company, dated April 1, 2006. (2)

10.33	License Agreement between Tower Top Investments, Inc. and the Company, dated April 1, 2006. (2)

10.34	License Agreement between Tower Top Investments, Inc. and the Company, dated April 1, 2006. (2)

10.35	License Agreement between Tower Top Investments, Inc. and the Company, dated April 1, 2006. (2)

10.36	Executive Employment Agreement between the Company and Michael Ah Koy, dated February 1, 2006.(2)

10.37	Note Purchase Agreement between the Company and Stanford International Bank., Ltd., dated February 10, 2006.(2)

10.38	First Amendment to Note Purchase Agreement between the Company and Stanford International Bank, Ltd., dated July 24, 2006. (2)

10.39	Executive Employment Agreement between the Company and Michael David McCutcheon, dated August 1, 2006.(2)

10.40	Executive Employment Agreement between the Company and Harry G. Hobbs, effective August 28, 2006. (2)

10.41	Employment Agreement between the Company and Barry I. Rose, dated January 31, 2006. (2)

10.42	Amended and Restated Management Agreement between the Company and Level Best, Inc., effective as of January 31, 2006.(2)

10.43	Distributor Agreement between Canon Australia Pty Limited and Datec (PNG) Limited, dated June 14, 2006. (4)

10.44	Authorized Alliance Support Organization Agency Agreement, dated September 19, 2003, between Datec Australia Pty Ltd. and Hewlett-Packard Australia Pty Ltd. (4)

10.45	Purchase Agreement between Elandia Technologies, Inc. and Chickasaw Wireless, Inc., dated as of October 20, 2006 (4)

10.46	Loan Agreement among AST Telecom, LLC, as Borrower, ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank, as Lenders, and ANZ Finance American Samoa, as Agent, dated October 30, 2006 (4)

10.47	Security Agreement among Elandia, Inc., Elandia South Pacific Holdings, Inc., and Elandia Datec Acquisition Ltd., in favor of ANZ Finance American Samoa, Inc., dated October 30, 2006. (4)

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10.48	Indemnity, Subrogation and Contribution Agreement among AST Telecom, LLC, as Borrower, and Elandia, Inc., Elandia South Pacific Holdings, Inc., Elandia Datec Acquisitions, Inc., Generic Technology Limited, Datec (Fiji) Limited and Network Services Limited, et al, dated October 30, 2006. (4)

10.49	Continuing Guaranty among Elandia, Inc., Elandia South Pacific Holdings, Inc., Elandia Datec Acquisition Ltd., as Guarantors, ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank, as Lenders, and ANZ Finance American Samoa, as Agent, dated October 30, 2006 .(4)

16.1	Letter from KingBetham & Company re: change in accountants. (4)

16.2	Letter from King Accountancy Corporation re: change in accountants. (4)

16.3	Letter from Kingston Ross Pasnak, LLP re: change in accountants.(4)

21.1	Subsidiaries of the Registrant. (2)

99.1	PCS Broadband License for American Samoa. (2)

(1)	Previously filed as an exhibit by the same number of the Company’s Form 10 filed on February 13, 2006.

(2)	Previously filed as an exhibit by the same number of the Company’s Form 10/A filed on August 25, 2006.

(3)

Filed herewith. Confidential treatment has been requested for portions of these exhibits and these portions have been omitted and are marked by asteriks. These exhibits, including the confidential portions, have separately been filed with the U.S. Securities and Exchange Commission.

(4)	Previously filed as an exhibit by the same number of the Company’s Form 10/A-2 filed on February 20, 2007.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ELANDIA, INC.

By:	/S/ HARLEY L. ROLLINS
Harley L. Rollins, Chief Financial Officer

Date: April 24, 2007